Exhibit 99.1

Heinz Reports Second-Quarter EPS of $0.76 from Continuing Operations

Raises Full-Year EPS Outlook to a Range of $2.72 -- $2.82 from Continuing Operations

PITTSBURGH--(BUSINESS WIRE)--November 24, 2009--H.J. Heinz Company (NYSE:HNZ):

Continuing Operations:

  Reported sales grew 2.5% to $2.67 billion, led by double-digit organic growth in Emerging Markets and acquisitions
  Operating income grew 6% to $408 million, with gross margins improving 60 basis points
  EPS of $0.76 was $0.10 lower than prior year due to an $0.18 currency hedge gain in Q2, Fiscal 2009
  On a constant currency basis, Heinz grew sales by 3.5%, operating income by 10.2%, and EPS by 15.9%
  18th consecutive quarter of organic sales growth
  Heinz raises full-year EPS outlook to a range of $2.72 -- $2.82 from its original range of $2.60 -- $2.70

Total Company:

  EPS of $0.73 reflects the one-time loss on sale of a small non-core business in U.S. Foodservice
  Operating free cash flow more than doubled to $293 million
  Heinz raises full-year operating free cash flow outlook to approximately $1 billion

Reconciliations of non-GAAP amounts are set forth in the attached financial tables. Organic sales are defined as volume plus price or total sales growth excluding the impact of foreign exchange and acquisitions and divestitures. Operating Free Cash Flow is defined as cash from operations less capital expenditures net of proceeds from disposal of Property, Plant & Equipment. Also, constant currency as used in this press release is defined as the reported amount adjusted for translation (the effect of changes in average foreign exchange rates between the current period and the corresponding prior year), the impact of the fluctuation in the British Pound versus the Euro and U.S. Dollar cross rates on UK transaction costs (impact of currency on particular transactions such as raw material sourcing), and the impact of current and prior year foreign currency translation hedges).

PITTSBURGH -- H.J. Heinz Company (NYSE:HNZ) delivered strong financial results in its fiscal second quarter, achieving growth of 2.5% in sales, 6% in operating income and earnings per share of $0.76 from continuing operations on higher margins, despite unfavorable foreign currency. The results were driven by 11.7% organic sales growth (6.8% reported) in Emerging Markets, higher sales of its Top 15 brands and carryover pricing from Fiscal 2009. Operating free cash flow more than doubled to $293 million in the quarter ended October 28, reflecting the Company’s strategic focus on cash, working capital and inventory reductions.

On a constant currency basis, Heinz grew sales by 3.5%, operating income by 10.2% and EPS by 15.9% from continuing operations.

Heinz today is raising its full-year Fiscal 2010 outlook for EPS from continuing operations to a range of $2.72 to $2.82, from its previous target of $2.60 to $2.70. Heinz also is raising its outlook for operating free cash flow to approximately $1 billion for the year, from an earlier range of $850 to $900 million. Heinz’s upgraded outlook for EPS and cash is based on its strong first-half results, the improving currency climate, the Company’s plans to significantly increase marketing and value-focused innovation in the second half of the year and confidence in its operating momentum.

Heinz Chairman, President and CEO William R. Johnson said: “Heinz delivered a strong financial performance in an adverse economic climate, led by our growing strength in Emerging Markets. Looking forward, the Company is raising its full-year outlook for earnings and cash flow and we expect increased top-line momentum in the second half of the fiscal year.”

Second-Quarter Results from Continuing Operations

Sales grew 2.5% to $2.67 billion, despite a 1% unfavorable impact of foreign currency. Heinz delivered organic sales growth for the 18th consecutive quarter, driven by its strong growth in Emerging Markets, which was led by pricing and higher sales of nutritional beverages in India, and ketchup and baby food in both Latin America and Russia.

Globally, Infant Nutrition achieved 8.8% reported sales growth to lead the Company’s three core categories. The Company’s Top 15 brands delivered 5% reported sales growth, led by the Heinz brand. Rest of World led all segments with organic sales growth of 23.3%, followed by Europe and Asia-Pacific.

Acquisitions net of divestitures increased sales by 3.1%, driven by the December 2008 acquisition of Golden Circle in Australia, which has expanded Heinz’s Health & Wellness platform in beverages. Net pricing improved 4.6%, reflecting the carryover impact of pricing from the second half of Fiscal 2009, more than offsetting a 4.1% decline in volume. The volume results primarily reflected the timing impact of pricing actions taken last year in North America Consumer Products and lower volume in the U.S. Foodservice business, reflecting lower guest traffic in the U.S. restaurant sector and the Company’s ongoing strategy to discontinue lower profit products.

“We expect solid volume growth in the second half, fueled by significant increases in marketing, consumer-driven innovation and brand support initiatives that are underway to further leverage our strong brand equities, especially in developed markets,” Mr. Johnson said.

Gross margin increased to 35.8%, reflecting improved pricing and productivity, partially offset by higher commodity costs. Net input costs rose 4% as lower energy costs in the quarter were more than offset by higher costs largely for tomatoes, potatoes and tinplate and the continuing impact of currency cross rates. SG&A, excluding marketing, decreased as a percentage of sales due to effective cost management and productivity in S&D.

Operating income increased 6% to $408 million, reflecting carryover pricing, improved productivity and disciplined cost management. On a constant currency basis, operating income grew 10.2%.

Pre-tax profit and EPS from continuing operations declined 15.2% and 11.6% respectively, due to a $92 million pre-tax gain ($0.18 at EPS) in last year’s second quarter related to translation hedges on key currencies.

On a constant currency basis, EPS grew 15.9%. The Company’s tax rate for the quarter was 25.6%, versus 28.6% a year ago reflecting tax planning and audit settlements.

Including discontinued operations (discussed below), Heinz reported net income of $231 million, or $0.73 per share.

Discontinued Operations

During the second quarter of Fiscal 2010, the Company completed the sale of its Kabobs frozen hors d’oeuvres business within the U.S. Foodservice segment, resulting in a $15 million pre-tax ($10.9 million after-tax) loss, which has been recorded in discontinued operations. In Fiscal 2009, Kabobs had reported sales of $17 million. The sale of this business is not expected to have a material impact on the future profitability of the Company.

Subsequent Event

On November 23, 2009, Heinz completed the sale of its private label frozen desserts business in the UK. The sale comprises two manufacturing facilities in the UK (Okehampton and Leamington Spa) with 580 employees. The transaction will result in a $33 million pre-tax loss during the third quarter, which will be recorded in discontinued operations.

Second Quarter Marketing Highlights

  Marketing investments increased 14% from a year ago, reflecting Heinz’s commitment to driving growth in its core brands.
  Heinz UK launched its biggest marketing campaign in five years to support its family of products – “It Has to be Heinz.”
  Heinz reported soup sales in the UK grew 11% driven by innovation and pricing.
  Heinz Ketchup achieved a share of 82% in Canada, fueled by a marketing campaign celebrating the Company’s 100th anniversary in that nation.
  In Mexico’s modern trade, Heinz Ketchup achieved a record market share of 12% in that fast-growing Emerging Market.
  In Russia, the second-largest ketchup market in the world, the Company achieved another record share of more than 22% for ketchup and sauces.
  Reported sales of Complan nutritional beverages in India grew 15% as Heinz increased marketing and distribution, with a focus on children’s health.
  In Australia, Heinz introduced Golden Circle LOL fizzy fruit juices and GC Raw, a blend of fruit and vegetable juices, to expand its healthy beverage line.

Second Quarter Results from Continuing Operations, By Segment

North American Consumer Products

Sales of the North American Consumer Products segment decreased 4.3%, with an organic sales decline of 4.7%. Sales were impacted by the timing of pricing actions at the end of Q2 last year. Favorable Canadian exchange translation rates increased sales 0.4%. Operating income increased 4.9% due to pricing, productivity and lower fuel costs.

Europe

Sales declined 3.3% due to unfavorable foreign exchange translation rates of 5.1%. Organic sales in Europe increased 1.7%. Operating income was flat versus prior year, primarily reflecting the cross currency rate movements in the British Pound versus the Euro and U.S. Dollar.

Asia-Pacific

Heinz Asia-Pacific’s sales increased 27.4%, primarily reflecting the impact of acquisitions, which included Golden Circle Limited, a health-oriented fruit and juice business in Australia, and La Bonne Cuisine, a chilled dip business in New Zealand. Favorable exchange translation rates increased sales by 4%. Operating income increased 4.6%. Acquisitions had a favorable impact on operating income dollars but negatively impacted margins.

U.S. Foodservice

Both reported and organic sales of the U.S. Foodservice segment decreased 0.9%, largely reflecting reduced restaurant guest traffic. Operating income increased 15.1% as the foodservice business continued to reduce costs and streamline and simplify its portfolio.

Rest of World

Both reported and organic sales for Rest of World increased 23.3%. Foreign exchange translation rates decreased sales 1%, which was offset by a 1% gain due to acquisitions. Operating income increased 40.1%.

Year-to-Date

In the six months ended October 28, 2009, total Company net income attributable to H.J. Heinz Company was $444 million, or $1.40 per diluted share, compared with $506 million, or $1.58 per diluted share a year ago. On a constant currency, continuing operations basis, sales rose 4.1%, operating income grew 7.8% and EPS increased 12.8%.

MEETING WITH SECURITIES ANALYSTS – INTERNET BROADCASTS

Heinz will host an investor and analyst call today at 8:30 a.m. (Eastern Time). The call will be Webcast live on www.heinz.com and will be archived for playback. Participants (institutional investors and analysts) can call (800) 933-5758 in the U.S. and Canada. A listen-only broadcast for media is available on (800) 955-1760. Slides will be available for this call on www.heinz.com. The conference call will be hosted by William R. Johnson, Chairman, President and CEO, and Art Winkleblack, Chief Financial Officer.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release and our other public pronouncements contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, dividend policy, and planned credit rating, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions, including those that could impact consumer spending, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, and energy costs, competition from lower-priced private label brands,
  increases in the cost and restrictions on the availability of raw materials, including agricultural commodities and packaging materials, the ability to increase product prices in response, and the impact on profitability, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier and customer relationships, and the financial viability of those suppliers and customers, currency valuations and interest rate fluctuations,
  changes in credit ratings, leverage, and economic conditions and the impact of these factors on the cost of borrowing and access to capital markets, our ability to effectuate our strategy, which includes our continued evaluation of potential acquisition opportunities, including strategic acquisitions, joint ventures, divestitures and other initiatives, including our ability to identify, finance and complete these initiatives, and our ability to realize anticipated benefits from them, the ability to successfully complete cost reduction programs and increase productivity, the ability to effectively integrate acquired businesses,
  new products, packaging innovations, and product mix,
  the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation,
  the ability to further penetrate and grow and the risk of doing business in international markets, economic or political instability in those markets, particularly in Venezuela, and the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the potential adverse impact of natural disasters, such as flooding and crop failures, the ability to implement new information systems and potential disruptions due to failures in information technology systems, with regard to dividends, dividends must be declared by the Board of Directors and will be subject to certain legal requirements being met at the time of declaration, as well as our Board’s view of our anticipated cash needs, and other factors described in “Risk Factors” and “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended April 29, 2009.

The forward-looking statements are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

ABOUT HEINZ: H.J. Heinz Company, offering “Good Food Every Day”™ is one of the world’s leading marketers and producers of healthy, convenient and affordable foods specializing in ketchup, sauces, meals, soups, snacks and infant nutrition. Heinz provides superior quality, taste and nutrition for all eating occasions whether in the home, restaurants, the office or “on-the-go.” Heinz is a global family of leading branded products, including Heinz® Ketchup, sauces, soups, beans, pasta and infant foods (representing over one third of Heinz’s total sales), Ore-Ida® potato products, Weight Watchers® Smart Ones® entrees, T.G.I. Friday’s® snacks, and Plasmon infant nutrition. Heinz is famous for its iconic brands on six continents, showcased by Heinz® Ketchup, The World’s Favorite Ketchup®.

H.J. Heinz Company and Subsidiaries
Consolidated Statements of Income
(In Thousands, Except per Share Amounts)

	Second Quarter Ended		Six Months Ended
	October 28, 2009	October 29, 2008	October 28, 2009	October 29, 2008
	FY2010	FY2009	FY2010	FY2009

Sales	$2,672,152	$2,606,944	$5,137,277	$5,185,748
Cost of products sold	1,714,762	1,688,357	3,305,765	3,332,742

Gross profit	957,390	918,587	1,831,512	1,853,006

Selling, general and administrative expenses	549,119	533,341	1,056,608	1,074,254

Operating income	408,271	385,246	774,904	778,752

Interest income	7,517	10,843	36,175	22,271
Interest expense	71,625	83,978	154,614	158,583
Other (expense)/income, net	(9,626)	82,332	(15,040)	79,628

Income from continuing operations before income taxes	334,537	394,443	641,425	722,068

Provision for income taxes	85,668	112,661	173,016	205,242
Income from continuing operations	248,869	281,782	468,409	516,826

(Loss)/income from discontinued operations, net of tax	(11,542)	677	(11,990)	(83)
Net income	237,327	282,459	456,419	516,743

Less: Net income attributable to the noncontrolling interest	5,892	5,749	12,420	11,069
Net income attributable to H.J. Heinz Company	$231,435	$276,710	$443,999	$505,674

Income/(loss) per common share:
Diluted
Continuing operations attributable to H.J. Heinz Company common shareholders	$0.76	$0.86	$1.43	$1.58
Discontinued operations attributable to H.J. Heinz Company common shareholders	(0.04)	-	(0.04)	-
Net income attributable to H.J. Heinz Company common shareholders	$0.73	$0.87	$1.40	$1.58

Average common shares
outstanding - diluted	317,405	318,437	317,395	317,710

Basic
Continuing operations attributable to H.J. Heinz Company common shareholders	$0.77	$0.88	$1.44	$1.61
Discontinued operations attributable to H.J. Heinz Company common shareholders	(0.04)	-	(0.04)	-
Net income attributable to H.J. Heinz Company common shareholders	$0.73	$0.88	$1.40	$1.61

Average common shares
outstanding - basic	315,477	313,670	315,288	312,923

Cash dividends per share	$0.42	$0.415	$0.84	$0.83

Amounts attributable to H.J. Heinz Company common shareholders:
Income from continuing operations, net of tax	$242,977	$276,033	$455,989	$505,757
(Loss)/income from discontinued operations, net of tax	(11,542)	677	(11,990)	(83)
Net income	$231,435	$276,710	$443,999	$505,674

(Totals may not add due to rounding)

H.J. Heinz Company and Subsidiaries
Segment Data

(Amounts in thousands)	Second Quarter Ended		Six Months Ended
	October 28, 2009	October 29, 2008	October 28, 2009	October 29, 2008
	FY2010	FY2009	FY2010	FY2009
Net external sales:
North American Consumer Products	$791,511	$827,278	$1,518,753	$1,568,460
Europe	858,529	887,946	1,647,369	1,806,137
Asia/Pacific	491,957	386,158	961,191	843,971
U.S. Foodservice	381,983	385,427	725,686	734,436
Rest of World	148,172	120,135	284,278	232,744
Consolidated Totals	$2,672,152	$2,606,944	$5,137,277	$5,185,748

Operating income (loss):
North American Consumer Products	$200,868	$191,503	$385,073	$359,611
Europe	134,431	134,768	260,072	291,508
Asia/Pacific	53,044	50,707	106,308	117,226
U.S. Foodservice	43,411	37,709	75,279	63,961
Rest of World	20,866	14,889	38,969	27,539
Other:
Non-Operating	(44,349)	(44,330)	(75,048)	(81,093)
Up front productivity charges (a)	-	-	(15,749)	-
Consolidated Totals	$408,271	$385,246	$774,904	$778,752

The company's revenues are generated via the sale of products in the following categories:

Ketchup and Sauces	$1,110,133	$1,077,067	$2,178,946	$2,175,652
Meals and Snacks	1,130,568	1,168,681	2,078,203	2,222,440
Infant/Nutrition	291,574	267,972	583,528	577,438
Other	139,877	93,224	296,600	210,218
Total	$2,672,152	$2,606,944	$5,137,277	$5,185,748

(a) Includes costs associated with targeted workforce reductions and asset write-offs related to a factory closure that were part of a corporation-wide initiative to improve productivity.

H.J. Heinz Company
Sales Variance Analysis

	2006**	2007**	2008	Q109	Q209	Q309	Q409	2009	Q110

Total Heinz (Continuing Operations):
Volume	3.8%	0.7%	3.6%	5.1%	(1.2%)	(6.4%)	(2.2%)	(1.4%)	(4.3%)
Price	(0.1%)	2.1%	3.4%	5.2%	7.1%	8.0%	7.5%	7.0%	6.0%
Acquisition	5.5%	1.2%	0.6%	0.7%	1.2%	2.5%	3.3%	2.0%	3.1%
Divestiture	(1.2%)	(3.1%)	(0.8%)	0.0%	(0.2%)	(0.1%)	(0.2%)	(0.1%)	(0.2%)
Exchange	(1.5%)	2.9%	5.1%	4.0%	(3.3%)	(11.4%)	(14.0%)	(6.6%)	(9.0%)
Total Change in Net Sales	6.6%	3.9%	12.0%	15.0%	3.6%	(7.5%)	(5.6%)	0.8%	(4.4%)
Total Organic Growth (a)	3.7%	2.8%	7.0%	10.3%	5.9%	1.6%	5.3%	5.6%	1.7%

(a) Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures.

** Fiscal 2007 had one less week than Fiscal 2006
Amounts have been restated for the Kabobs disposal which was reported in discontinued operations in the second quarter of Fiscal 2010.
(Totals may not add due to rounding)

H.J. Heinz Company and Subsidiaries
Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratios discussed in the Company's press release dated November 24, 2009:

Operating Free Cash Flow Calculation	Second Quarter Ended				Six Months Ended
(amounts in thousands)	October 28, 2009		October 29, 2008		October 28, 2009		October 29, 2008
	FY 2010		FY 2009		FY 2010		FY 2009
Cash provided by operating activities	$340,008		$227,502		$508,876		$213,567
Capital expenditures	(47,462)		(82,584)		(96,170)		(124,218)
Proceeds from disposals of property, plant and equipment	319		447		964		1,136

Operating Free Cash Flow	$292,865		$145,365		$413,670		$90,485

Sales Variances

The following table illustrates the components of the change in net sales versus the prior year for each of the five reported business segments.

	Second Quarter ended October 28, 2009
											Total Net
					Organic		Foreign		Acquisitions/		Sales
	Volume	+	Price	=	Sales Growth (a)	+	Exchange	+	Divestitures	=	Change
Segment:
North American Consumer Products	(8.0%)		3.3%		(4.7%)		0.4%		0.0%		(4.3%)
Europe	(2.1%)		3.8%		1.7%		(5.1%)		0.0%		(3.3%)
Asia/Pacific	(0.3%)		3.4%		3.1%		4.0%		20.3%		27.4%
U.S. Foodservice	(5.6%)		4.7%		(0.9%)		0.0%		0.0%		(0.9%)
Rest of World	0.7%		22.6%		23.3%		(1.0%)		1.0%		23.3%
Consolidated Totals	(4.1%)		4.6%		0.5%		(1.0%)		3.1%		2.5%

	Six Months ended October 28, 2009
											Total Net
					Organic		Foreign		Acquisitions/		Sales
	Volume	+	Price	=	Sales Growth (a)	+	Exchange	+	Divestitures	=	Change
Segment:
North American Consumer Products	(6.6%)		4.3%		(2.3%)		(0.9%)		0.0%		(3.2%)
Europe	(3.2%)		4.5%		1.3%		(11.2%)		1.2%		(8.8%)
Asia/Pacific	(1.3%)		3.7%		2.4%		(4.7%)		16.1%		13.9%
U.S. Foodservice	(5.6%)		5.2%		(0.4%)		0.0%		(0.8%)		(1.2%)
Rest of World	(1.2%)		24.3%		23.1%		(2.0%)		1.0%		22.1%
Consolidated Totals	(4.2%)		5.3%		1.1%		(5.0%)		3.0%		(0.9%)

(Totals may not add due to rounding)

Constant Currency Amounts

The following table reconciles the Company's reported results to constant currency results for both the current and prior year periods. The constant currency changes presented in the Company's press release dated November 24, 2009 represent the change in this year's constant currency results versus the prior year constant currency results.

(Amounts in thousands except per share data)	Reported Results	-	Currency Translation	-	UK Transaction	-	Currency Translation Hedges	=	Constant Currency Results		Constant Currency Change (d)
Second Quarter Ended October 28, 2009
Total Sales	$2,672,152		$(27,268)		$-		$-		$2,699,420	(b)	3.5%
Total Operating income	$408,271		$(3,648)		$(12,597)		$-		$424,516	(b)	10.2%
EPS from continuing operations	$0.76		$(0.01)		$(0.03)		$-		$0.80	(b)	15.9%

Second Quarter Ended October 29, 2008
Total Sales	$2,606,944		$-		$-		$-		$2,606,944
Total Operating income	$385,246		$-		$-		$-		$385,246
EPS from continuing operations	$0.86		$-		$-		$0.18		$0.69	(c)

Six Months Ended October 28, 2009
Total Sales	$5,137,277		$(259,945)		$-		$-		$5,397,222	(b)	4.1%
Total Operating income	$774,904		$(38,604)		$(25,932)		$-		$839,440	(b)	7.8%
EPS from continuing operations	$1.43		$(0.09)		$(0.06)		$(0.01)		$1.59	(b)	12.8%

Six Months Ended October 29, 2008
Total Sales	$5,185,748		$-		$-		$-		$5,185,748
Total Operating income	$778,752		$-		$-		$-		$778,752
EPS from continuing operations	$1.58		$-		$-		$0.18		$1.41	(c)

Organic Sales	Organic Sales Growth (a)	+	Foreign Exchange	+	Acquisitions/ Divestitures	=	Total Net Sales Change

Q2 Emerging Markets	11.7%		(5.2%)		0.3%		6.8%

(a) Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency translation rates and acquisitions/divestitures.
(b) Excludes currency translation and UK transaction impact versus FY09 average rates as well as current year translation hedge.
(c) Excludes prior year translation hedge.
(d) Change is calculated by taking FY10 constant currency results versus FY09 constant currency results.

CONTACT:
H.J. Heinz Company
Media:
Michael Mullen, 412-456-5751
Michael.mullen@us.hjheinz.com
or
Investors:
Margaret Nollen, 412-456-1048